Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
FINANCIAL RESULTS FOR QUARTER AND SIX MONTHS
ENDED JUNE 30, 2003

Oak Brook, Illinois — July 21, 2003 — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and six months ended June 30, 2003.

Revenues for the quarter ended June 30, 2003 were $104.4 million compared to $84.4 million for the same period in 2002. EBITDA for the quarter ended June 30, 2003 was $12.6 million compared to $12.2 million for the same period in 2002. The increase in revenues in the 2003 quarter was principally a result of additional domestic capital dredging revenue. While EBITDA increased slightly in the second quarter of 2003 compared to 2002, it declined as a percentage of revenue due to lower margins being realized on demolition revenues and certain domestic capital projects during the quarter. Net income for the second quarter of 2003 was $2.5 million, which compares to $5.8 million for the same period of 2002. The 2002 net income was favorably impacted by a tax deduction taken in the second quarter of 2002.

Revenues and EBITDA for the six-month period ended June 30, 2003 were $204.1 million and $27.8 million, respectively, which compare to $163.4 million and $23.6 million for the same 2002 period. Revenues for the first half of 2003 benefited from the increased volume of capital dredging revenue, much of which was in backlog at December 31, 2002. EBITDA improved from the increase in revenues but was also impacted by lower margins on demolition revenues and certain domestic capital projects in the second quarter. Net income for the six-month period of 2003 was $6.0 million compared to $7.4 million for the same 2002 period.

At June 30, 2003, the Company had total debt of $176.3 million, of which $4.5 million was current, total cash and equivalents of $1.3 million and revolver borrowing availability of $51.3 million.

EBITDA, as provided herein, represents earnings from continuing operations before interest expense (net), income taxes and depreciation expense, and excludes equity in earnings from joint ventures and minority interests. The Company’s EBITDA is included as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company’s borrowing arrangements are tied to similar measures. The Company believes EBITDA is a useful measure for the users of its financial statements because it provides information that can be used to evaluate the effectiveness of the Company’s business from an operational perspective, exclusive of costs to finance its activities and exclusive of income taxes and depreciation of operating assets, none of which are directly relevant to the efficiency of its operations. The Company’s measure of EBITDA may not be comparable to similar measurements used by other companies and should not be construed as a substitute for other performance or liquidity measures such as net income, operating income or operating cash flows reported in accordance with accounting principles generally accepted in the United States of America (GAAP). EBITDA is reconciled to net income in the table of financial results.

Dredging backlog at June 30, 2003 was $244.7 million, which compares to $266.6 million at June 30, 2002 and $281.8 million at March 31, 2003. During the first half of 2003, the Company has primarily performed on work in its backlog at year-end, while adding only a minimal amount of new work since bidding activity has been slower than normal during this period. Based on recent bid schedules provided by the Army Corps of Engineers, the Company anticipates that the bidding activity will accelerate over the second half of the year, which is consistent with recent bidding patterns. The demolition services backlog at June 30, 2003 was $15.5 million, consistent with backlog levels at December 31, 2002 of $15.2 million and at March 31, 2003 of $15.8 million.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its

Exhibit 99.1

revenues over the last three years. Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging. Great Lakes also owns an 80% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 113-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and six months ended June 30, 2003 and 2002 were:

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$104.4	$84.4	$204.1	$163.4
Gross Profit	$15.1	$14.8	$33.1	$29.0
General & Administrative	(6.5)	(6.6)	(13.4)	(13.3)

Operating Income	$8.6	$8.2	$19.7	$15.7
Net Cash Flows from Operating Activities	$8.3	$20.8	$6.8	$2.8
Net Income	$2.5	$5.8	$6.0	$7.4
Adjusted for:
Interest Expense, net	(5.1)	(5.3)	(10.2)	(10.7)
Income Tax Benefit (Expense)	(1.7)	2.3	(4.3)	1.0
Depreciation	(4.0)	(4.0)	(8.1)	(7.9)
Other Income (Expense) *	0.7	0.6	0.8	1.4

EBITDA	$12.6	$12.2	$27.8	$23.6

*     Represents equity in earnings of joint venture and minority interest expense.

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties. For information regarding the date and time of the conference call, please contact Deborah A. Wensel, Chief Financial Officer, at 630-574-2948.

2